WHOLESALE STANDARD OFFER SERVICE AGREEMENT


Wholesale Standard Offer
Service Agreement

between

Blackstone Valley Electric Company

Eastern Edison Company

Newport Electric Corporation

and

NRG Energy Power Marketing Inc.

WHOLESALE STANDARD OFFER SERVICE AGREEMENT

        This Wholesale Standard Offer Service Agreement ("Agreement"), is made and entered into this 13th day of October, 1998, between Eastern Edison Company, ("Eastern") a Massachusetts Corporation; Blackstone Valley Electric Company ("Blackstone") , a Rhode Island Corporation; and Newport Electric Corporation ("Newport"), a Rhode Island Corporation (referred to individually as the "Company" or collectively as the "Companies"), on the one hand, and NRG Energy Power Marketing Inc. ("Supplier"), on the other hand.

        WHEREAS, the Supplier will purchase certain electric resources from Montaup Electric Company, under an asset purchase agreement, (the "Asset Purchase Agreement") dated as of October 13, 1998; and as condition of such purchase and sale Supplier is required to assume a share of the Companies' Standard Offer Service under this Agreement; and

        WHEREAS, the Companies are required to provide firm all- requirements service to any retail customer that is eligible for and is taking Standard Offer Service in accordance with the Settlement Agreements; and

        WHEREAS, this Agreement provides for the transfer, from the Companies to Supplier, of the responsibility for providing firm all-requirements electric service including capacity, energy, reserves, losses and other related services necessary to serve a specified share of the Companies' aggregate load of retail customers taking Standard Offer Service; and

        WHEREAS, by entering into this Agreement, Supplier agrees to provide and the Companies agree to receive and pay for electricity provided in accordance with the terms and conditions of this Agreement and the applicable Appendices, subject to any actions by any governmental bodies having regulatory jurisdiction over services rendered hereunder.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, Supplier and Companies agree to the terms and conditions as set forth below:

ARTICLE 1.  Definitions

        Whenever used in this Agreement, the following terms shall have the following meanings. In addition, except as otherwise expressly provided, where terms used in this Agreement are defined in the Restated NEPOOL Agreement and not otherwise de fined herein, such terms shall have the meanings given them in the Restated NEPOOL Agreement.

        "Affiliate" shall mean any other entity (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity. For purposes of the foregoing the definition of "control" means the direct or indirect ownership of more than seventy percent of the outstanding capital stock or other equity interest having ordinary voting power.

        "Agreement" shall mean this Agreement, including its Appendices as amended from time to time.

        "Commencement Date of Service" shall mean the later of the Closing Date as defined in the Asset Purchase Agreement or the date on which required regulatory approvals have been obtained.

        "Contract Year" shall mean any calendar year, or in the case of 1998 part of a calendar year, after the Commencement Date of Service in which Supplier is scheduled to provide electricity to the Companies for Standard Offer Service.

        "Companies' System" shall mean the electrical distribution systems of Blackstone, Newport, Eastern, and/or the electrical transmission system of Montaup Electric Company, as applicable.

        "Delivered Energy" shall mean the kilowatthours delivered to the meters of those retail customers taking Standard Offer Service.

        "Delivery Point" shall be any location on the NEPOOL PTF system or Companies' System.

        "D.T.E." shall mean the Massachusetts Department of Telecommunications and Energy or its successor state regulatory agency.

        "Good Utility Practice" - Any of the applicable practices, methods and acts (i) required by NEPOOL, the Northeast Power Coordinating Council, the North American Electric Reliability Council, the ISO or the successor of any of them; (ii) required by the policies and standards of the D.T.E. relating to emergency operations; or (iii) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which in each case in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with law, regulation, safety, environmental protection , economy, and expedition. Good utility practice is intended to be acceptable practices, methods or acts generally accepted in the region, and is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others.

        "ISO" shall mean ISO New England, Inc., the independent system operator established in accordance with the Restated NEPOOL Agreement, or its successor.

        "NEPOOL" shall mean the New England Power Pool or its successor.

        "Party" or "Parties" shall mean the Supplier and the Companies and their respective successors and assigns.

        "Price" shall mean the annual amount per kilowatthour to be paid for Delivered Energy set forth in Article 5 with no variation for time-of-use, seasonality, or any other factor except as specified in Article 5. The Companies or their Standard Offer customers shall not be obligated under this Agreement for any payments for Delivered Energy in addition to the payments made pursuant to Article 5.

        "PTF" shall mean the facilities categorized as Pool Transmission Facilities as defined in the Restated NEPOOL Agreement.

        "P.U.C." shall mean the Rhode Island Public Utilities Commission or its successor state regulatory agency.

        "Restated NEPOOL Agreement" shall mean the New England Power Pool Agreement dated December 31, 1996, as amended from time to time, as it is in force at the time the action in question is taken.

        "Settlement Agreements" shall mean any agreement or agreements that have been approved by the D.T.E. in Docket No. 96-24, P.U.C. in Docket No. 2514, and the Federal Energy Regulatory Commission in Docket Nos. ER97-2800-000 and ER97-3127-000, together with all conditions, terms and modifications imposed by those agencies.

        "Standard Offer Service" shall mean firm all-requirements electric service (minute by minute, hour by hour, day by day) including, but not limited to: energy, installed capability, operable capability, reserves, and associated losses necessary to fulfill all NEPOOL and ISO obligations as they may change from time to time associated with providing firm all requirements power to the Companies' retail customers taking Standard Offer Service in accordance with the Settlement Agreements.

        "Standard Offer Wholesale Price" shall mean the stipulated stream of prices, in cents per kilowatthour, that will be paid to suppliers of Standard Offer Service for Delivered Energy, as shown in Appendix A.

        "Terms and Conditions for Suppliers" shall mean the Blackstone Valley Electric Company and Newport Electric Corporation Terms and Conditions for Electric Power Suppliers dated May 29, 1997 as approved by the P.U.C., or the Eastern Edison Comp any Terms and Conditions for Competitive Suppliers as approved by the D.T.E., as applicable. These Terms and Conditions may be revised, amended, supplemented, or supplanted in whole or in part from time to time by the P.U.C. or D.T.E. or as otherwise provided by law.

ARTICLE 2.  Term

        The term of this Agreement shall begin on the Commencement Date of Service and end at 12:00 midnight on December 31, 2009, unless terminated sooner in accordance with Article 8 or 9.

ARTICLE 3.  Supplier Responsibilities

        Supplier shall, prior to the Commencement Date of Service, (i) be a member, in good standing, of NEPOOL or its successor entity and maintain an own-load dispatch or settlement account established in accordance with the rules and criteria established by the ISO throughout the term of this agreement, or (ii) have an agreement in place, for the full term of this Agreement, with a NEPOOL member whereby the NEPOOL member agrees to include the load to be served by Supplier under this Agreement in its own-load dispatch or settlement account. In addition, Supplier must satisfy registration and certification requirements, as the case may be, as a Non-Regulated Power Producer in Massachusetts and Rhode Island.

        Supplier is responsible for providing firm all-requirements service necessary to serve its share, as shown in Appendix A attached hereto, of the Companies aggregate load attributed to those customers taking Standard Offer Service, including changes in Standard Offer Service customer demand for any reason, including, but not limited to, seasonal factors, daily load fluctuations, increased or decreased usage, demand side management activities, extremes in weather, and other similar events.

        As a provider of Standard Offer Service, Supplier is solely responsible for satisfying all requirements and paying all costs incurred or to be incurred to provide those generation-related services including, without limitation, all costs or other requirements to furnish installed capability, operable capability, energy, operating reserves, line losses, automatic generation control, and other generation-related ancillary services associated with the provision of its share of Standard Offer Service. Supplier is also solely responsible for meeting any other requirements and paying any other cost now or hereafter imposed by the ISO from time to time which are attributable to the provision of Standard Offer Service, as they may arise. If the ISO or any successor entity or NEPOOL allocates any expenses or uplift costs to the Standard Offer Service provided by the Supplier (on a load or peak load basis or otherwise), the expenses or costs so allocated will be borne by the Supplier alone without recourse to the Companies.

        Supplier shall be responsible for all transmission and distribution losses associated with the delivery of electricity supplied under this Agreement from the sources of its supply to the meters of those customers taking Standard Offer Service ; provided, however, the Companies shall operate their respective distribution systems in accordance with Good Utility Practice.

        Supplier is responsible for any transmission wheeling costs to the Delivery Point and any distribution wheeling costs associated with supply sources not included in Companies' approved distribution rates. If the NEPOOL control area experience s congestion, Supplier will be responsible for any congestion costs incurred in delivering power to the Delivery Point(s). In the event that NEPOOL adopts a transmission congestion management approach assigning priority rights or other benefits to transmission customers serving native load in the congested area, then, if so requested by Supplier, the Companies shall assign to the Supplier at no cost the proportional share of such priority rights or other benefits associated with Seller's proportional share of Standard Offer Service under this Agreement at such time. Supplier shall be responsible for all transmission and distribution costs associated with the use of transmission systems outside of NEPOOL and any local point-to-point transmission charges and distribution charges incurred to deliver the power to the NEPOOL PTF or the Companies' systems.

        In the event that either the D.T.E. or the P.U.C. issue orders requiring the Companies to implement uniform disclosure requirements that pertain to the reporting of information regarding power plant emissions, fuel types, or labor information for the sources of electricity used to supply Standard Offer Service, the Supplier will provide, subject to any confidentiality obligations to which it is bound, such information in a timely manner in an appropriate form to enable the Companies to comply with such requirements.

ARTICLE 4.  Estimation of Hourly Loads and Reporting to the ISO

        To meet their NEPOOL obligations, the Companies shall report to the ISO Supplier's share of hourly Standard Offer Service load, including distribution and non-PTF losses. As required by NEPOOL, the Companies will make all reasonable efforts t o report to the ISO Supplier's hourly share of Standard Offer Service load by 12:00 noon of the second following business day. In making such reports, the Companies will estimate Supplier's share of Standard Offer Service load based on the methods a nd procedures approved in Terms and Conditions for Suppliers on file with the P.U.C. and D.T.E., as amended from time to time.

        As described in the Terms and Conditions for Suppliers, to determine Supplier's share of Delivered Energy, at the end of each month, the Companies shall aggregate Supplier's hourly Standard Offer Service loads as reported to the ISO for each hour of the month. The Supplier's aggregate share of Standard Offer Service, excluding losses, will be deemed to be the quantity of Delivered Energy that Supplier provided for that month and is the unadjusted kWh amount to be used for Billing and Payment as described in Article 6.

        The Companies will periodically reconcile the Delivered Energy to actual meter readings of those customers taking Standard Offer Service, as described in the Terms and Conditions for Suppliers. The Companies will apply any resulting billing adjustment (debit or credit) to Supplier's account no later than the last day of the third month following the billing month.

ARTICLE 5.  Price

        For each kilowatt-hour of Delivered Energy that Supplier provides in each month, as determined in accordance with Article 4 and the Terms and Conditions for Suppliers, the Companies shall pay Supplier the applicable Price for the month in cents per kilowatt-hour calculated as follows:

                Price = Standard Offer Wholesale Price
                        + Fuel Adjustment Factor

Where: Standard Offer Wholesale Price in cents per kilowatt hour is as defined in Article 1 and shown in Appendix A, and

                Fuel Adjustment Factor is a cents per kilowatt-hour adder based on the incremental revenues collected, if any, attributed to the operation of the Retail Standard Offer Fuel Index ("Fuel Index") mechanism in the Companies' Standard Offer Service tariffs. The revenues attributed to the Fuel Index will be fully allocated to Suppliers in proportion to the Standard Offer Service energy provided by each Supplier for the applicable billing month through the Fuel Adjustment Factor. The Fuel Index, and the resulting Fuel Adjustment Factor to be paid to Supplier, will be made subject to regulatory approval and only to the extent that the Companies are allowed to collect such revenues from their retail customers taking Standard Offer Service.

        With the exception of any sales or gross receipt taxes which are required by law to be paid by Standard Offer Service customers, the Price for Delivered Energy as set forth herein includes all local, state, and federal taxes, fees and levies applicable as of the date hereof. For any new taxes, fees and levies, assessed with respect to the services provided by Supplier after the Commencement Date of Service, the Companies will fully support and pursue in good faith the recovery of any such new tax, fee and levy imposed on Supplier from the Companies' Standard Offer Service customers. To the extent such new taxes, fees and levies are allowed to be recoverable by the Companies from their Standard Offer Service customers, the Companies shall reimburse Supplier for such generation related taxes, fees and levies paid by Supplier.

ARTICLE 6.  Billing and Payments

        Until reconciled with actual metered data pursuant to the Terms and Conditions of Suppliers, computations by the Companies of the charges for the purposes of billings hereunder shall be based on estimates of Supplier's Delivered Energy in accordance with Article 4 and the Price as determined in accordance with Article 5. The Companies shall calculate the amount payable to Supplier for a given month on or before the twentieth (20th) day of the following month. The calculation shall be provided to Supplier and shall show the total amount due and payable for the previous month. Each bill shall be subject to adjustment for any errors in arithmetic computation, estimating, reconciliation pursuant to the Terms and Conditions of Suppliers or otherwise only to the extent allowed by the terms of this Article 6.

        On or before the last day of each month, Companies shall pay Supplier any amounts due and payable for the Delivered Energy provided by Supplier in the previous month ("Due Date"). Any amount remaining unpaid after the Due Date shall bear interest at the Prime Rate then in effect at the main office of BankBoston, or such other lending institution as agreed to by Companies and Supplier, from the Due Date to the date of payment by Companies.

        If Supplier disputes the amount of any bill or payment, Supplier shall itemize the basis for its dispute in a written notice to Companies within fifteen days after the Due Date. Billing and payment disputes shall be handled in accordance wit h the provisions of Article 13 of this Agreement. Upon final resolution of the dispute, payment of any amount due to a Party under the terms of the resolution shall be made within thirty (30) days of the date thereof, together with interest from and after the original Due Date at the rate specified in this Article.

        The Companies may make retroactive adjustments to any billing for a period of up to one year from the date of the original billing in order to reflect differences in charges resulting from receipt of more accurate data. Supplier may dispute such adjustment in writing within thirty (30) days of receipt of the proposed adjustment.

        Commencing in 2001, Supplier will pay to each of the Companies a rebate (the "SO Rebate") for the prior Contract Year equal to the product of (i) the Base SO Rebate for such Company set forth in Appendix B to this Agreement, multiplied by (ii) a fraction, the numerator of which will be equal to such Company's actual Delivered Energy for the Contact Year for which the SO Rebate is being calculated, and the denominator of which will be equal to the Base Delivered Energy for such Company set forth in Appendix B. The SO Rebate payable to each Company for a Contract Year will be calculated on April 1 of the following Contract Year and setoff in equal amounts against the amounts payable by such Company for Delivered Energy over the next three billing periods; provided that if the SO Rebate is not fully recovered by the applicable Company during such billing periods, any remaining SO Rebate shall be paid by Supplier within 30 days of the applicable Company's written demand therefor.

ARTICLE 7.  Security Provisions

        As a condition of this Agreement and upon execution hereof, the Supplier shall deliver to the Companies a financial surety to secure Supplier's performance under this Agreement under one of the following forms, as Supplier may from time to time determine:

        (1) Except as otherwise provided in this Article, Supplier shall at all times during the term of this Agreement (i) maintain an investment grade rating on its senior debt securities, as determined by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized rating service reasonably acceptable to the Companies and (ii) maintain total assets of at least $500,000,000 times the percentage of the Companies'
Standard Offer Service which is initially satisfied by the Wholesale Standard Offer Service under this Agreement (the foregoing items (i) and (ii) being herein referred to as the "Creditworthiness Criteria"). If on the Commencement Date of Service or at any time during the term of this Agreement the Supplier shall fail to meet the Creditworthiness Criteria, then the Supplier shall promptly deliver to the Companies an unconditional and irrevocable guaranty of its obligations under this Agreement in form and substance acceptable to the Companies and issued by an entity meeting the Creditworthiness Criteria (a "Guaranty"). The amount of any such Guaranty shall be the difference between the value of Supplier's total assets and its requirements pursuant to part (ii) of the Creditworthiness Criteria;
provided, however, that if Supplier meets or exceeds its obligations pursuant to part (ii) of the Creditworthiness Criteria no Guaranty will be required of it. Supplier or the issuer of the Guaranty, as applicable, shall certify to the Companies no less frequently than the end of every calendar quarter that it meets the Creditworthiness Criteria (which certification shall include such calculations and evidence as the Companies shall reasonably request from time to time), and shall deliver financial statements to the Companies certified by a firm of certified public accountants of national standing at least annually within sixty (60) days following the end of the Supplier's or the guarantor's fiscal year.

        (2) In lieu of meeting the Creditworthiness Criteria or delivering the Guaranty as required in Article 7(1), Supplier shall have the right to deliver to the Companies an irrevocable standby letter of credit issued by a commercial bank reasonably acceptable to the Companies. The amount of such letter of credit shall be calculated annually based on the following formula:

        SD(n)  =  SF x STDL(n-1) x { (PSTD(n) x TD(n))+(PSTD(n+1) x TD(n+1))+
                                   (PSTD(n+2) x TD(n+2))+.........+
                                   (PSTD(2009) x TD(2009)) }

Where:
        SD(n)      is the Security Deposit in Contract Year (n)

        SF         is the Security Fee equal to $10.00/MWh

        STDL(n-1)  is the aggregate load of those customers taking Standard
                   Offer Service in the previous Contract Year (n-1), expressed in MWh. In Contract Year 1997, STDL shall be 4,500,000 MWh.

        PSTD(n) is the percentage share of Standard Offer Service load that the Supplier has committed to provide in Contract Year (n) as shown in Appendix A.

        TD(n) is the Transition Discount in Contract Year (n), calculated as follows:

                  TD(n)         = 1.00
                  TD(n+1)       = (7-1)/7 = 0.857
                  TD(n+2)       = (7-2)/7 = 0.714
                  TD(n+3)       = (7-3)/7 = 0.571
                  TD(n+4)       = (7-4)/7 = 0.429
                  TD(n+5)       = (7-5)/7 = 0.286
                  TD(n+6)       = (7-6)/7 = 0.143
                  TD(n+7)       = 0
                  TD(n+8)       = 0
                  TD(n+9)       = 0
                  TD(n+10)      = 0
                  TD(n+11)      = 0

        The letter of credit shall be available to be drawn upon by the Companies in the event that an event of default occurs with respect to the Supplier hereunder and shall otherwise be in form and substance reasonably
acceptable to the Companies (the "Initial Letter of Credit").   The draw down
on the Initial Letter of Credit shall be limited to the amount the Companies are entitled to pursuant to Article 8(3) hereof. The bank issuing such Initial Letter of Credit on behalf of a Supplier must maintain a long term debt rating of "A" or better from Standard and Poor's Rating Service or Moody's Investment Service.

        The Initial Letter of Credit, if not issued for the full term of the Supplier's Standard Offer Service obligation, shall be renewed on an annual basis or replaced and superseded by a like kind of surety at least thirty (30) days prior to the expiration of such prior surety on a continuing basis to the termination of this Agreement or until Supplier's share of Standard Offer Service load is zero. The amount of such financial surety may be amended on an annual basis to reflect the security amount calculated pursuant to this Article 7 for the remaining term of this Agreement, provided that, if such Initial Letter of Credit is drawn down upon by the Companies, Supplier shall have no duty to renew or replace it with a letter of credit having a face amount greater than that remaining on the drawn down Initial Letter of Credit.

ARTICLE 8.  Events of Default, Liability, Relationship of the Companies

        (1) Unless excused by a Force Majeure as described in Article 10, each of the following events shall be deemed to be an Event of Default hereunder:

        (a) Failure of the Company to pay when due any undisputed payment due to Supplier and such failure shall continue for five (5) days following the receipt of written notice from the Supplier specifying the overdue amount.

        (b) Failure of Supplier, in a material respect, to comply with, observe, or perform any covenant, warranty or obligation under this Agreement, and such failure is not cured or rectified within forty-five (45) days after receipt of written notice thereof from the Companies.

        (c) Failure of the Companies, in a material respect, to comply with, observe, or perform any covenant, warranty or obligation under this Agreement, other than as described in (a) above, and such failure is not cured or rectified within forty-five (45) days after receipt of written notice thereof from the Supplier.

        (d) Failure of Supplier to maintain any of the security requirements outlined in Article 7, and such failure is not cured or rectified within ten (10) days after notice thereof from the Companies.

        (e) And with respect to the Supplier, any Company and/or the Companies, a custodian, receiver, liquidator or trustee for such Party is appointed or takes possession and such appointment or possession remains uncontested or in effect for m ore than sixty days; or the Party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or the Party is adjudicated as bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Party; or any material property of the Party is sequestered by court order and the order remains in effect for more than sixty days; or a petition is filed against the Party under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law of any jurisdictions, whether now or subsequently in effect, and is not stayed or dismissed within sixty days after filing; or the Party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or the Party consents to the filing of any petition against it under any such law; or the Party consents to the appointment or taking possession by a custodian, receiver, trustee or liquidator of the Party or any material portion of its property.

        (2) Upon the occurrence of an Event of Default by the Companies, the Companies shall be liable to the Supplier for any direct damages resulting from the Event of Default, including, but not limited to, reasonable additional administrative and legal expenses incurred as a result of Companies failure to perform. Supplier shall take all commercially reasonable measures to mitigate such direct damages. In addition, the Supplier may unconditionally terminate this Agreement by giving written notice to the Companies, such termination to be effective as of the date specified in such notice. Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the Companies, herein are several and not joint. Each of the Company's share of such rights and obligations shall be determined by the portion of its monthly Standard Offer Service requirements represented as a percentage of the Companies' total Standard Offer Service requirements during the period of time in which the right, obligation or liability in questions arose, accrued and/or matured, and in the event of difficulty or a dispute in determining the appropriate period of time, during the entire duration of the Agreement.

        (3) Upon the occurrence of an Event of Default by the Supplier, the Supplier shall be liable to the Companies for all costs reasonably incurred by the Companies resulting from Supplier's failure to deliver its share of the Standard Offer Service. Such amount shall include the positive difference, if any, obtained by subtracting the per unit Price established in Article 5, from the per unit Replacement Price. The positive difference shall be applied to each kilowatthour that Supplier fails to deliver.

        "Replacement Price" shall mean the price at which the Companies acting in a commercially reasonable manner purchase substitute Standard Offer Service not delivered by Supplier, plus any additional transmission and NEPOOL charges, incurred by the Companies. The Parties hereby stipulate that purchases at the applicable NEPOOL spot market prices will be deemed commercially reasonable.

        The Parties expressly agree that the amounts set forth in this Article 8(3) do not constitute liquidated damages. In addition to the amounts established in this Article 8(3) above, the Supplier shall be liable to the Companies for any additional direct damages resulting from an Event of Default associated with reasonable additional administrative and legal expenses incurred as a result of Supplier's failure to perform, and the Companies may unconditionally terminate this Agreement by giving at least sixty (60) days advance written notice to the Supplier, such termination to be effective as of the date specified in such notice. The Parties expressly agree that the Companies may exercise their rights under the financial surety provide d under
Article 7 to collect any and all amounts owed and due from the Supplier resulting under this Article 8.

       Nothing in this Article 8 shall be construed to limit the right of any party to seek any remedies for a breach specified in this Agreement by the other Party or Parties of its or their obligations hereunder, whether or not such breach results in a termination of this Agreement under this Article 8 and whether or not such breach is cured per Articles 8(1)(a) or 8(1)(b), or during any period during which the non-breaching Party elects not to exercise its right to terminate this Agreement. In particular, each Party shall have the right to seek a specific performance of any of the obligations of any other Party hereunder.

ARTICLE 9.  Termination

        In addition to the termination rights for an Event of Default provided in Article 8, the Companies may terminate this Agreement if Supplier's share of Standard Offer Service load is less than one (1) megawatt for two consecutive months.

ARTICLE 10.  Force Majeure

        As used in this Agreement, "Force Majeure" means any cause beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure. A Force Majeure shall include, without limitation, sabotage, strikes, riot s or civil disturbance, acts of God, acts of a public enemy, drought, earthquake, flood, explosion, fire, lightning, landslide, or any similar cataclysmic occurrence, or appropriation or diversion of electricity by sale or order of any governmental authority having jurisdiction thereof, but only if and to the extent that the event adversely affects the availability of the transmission or distribution facilities of NEPOOL and/or its participants, the Companies or an affiliate of the Companies, an d such affected facilities are necessary to deliver Standard Offer Service electricity to the Standard Offer Service customers.

        An event that affects the availability or cost of operating any transmission or distribution facilities outside the NEPOOL control area, affects the availability or cost of operating a generating facility, or any event that merely causes an economic hardship to either Party shall not be deemed a Force Majeure.

        If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of Force Majeure as defined above, that Party shall be excused from whatever performance is affected by the Force Majeure, to the extent so affected, provided that:

        (a) The nonperforming Party promptly, but in no case longer than five (5) working days after the occurrence of the Force Majeure, gives the other Party written notice describing the particulars of the occurrence;

        (b) The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure;

        (c) The nonperforming Party uses reasonable efforts to remedy its inability to perform and expeditiously takes reasonable action to correct or cure the event or condition; and

        (d) The nonperforming Party exercises all reasonable efforts to mitigate or limit damages to the other Party. With respect to the Supplier, this shall mean that Supplier must purchase, at its own expense, electricity from the NEPOOL market to meet its obligations under this Agreement, to the extent such electricity is available and deliverable.

ARTICLE 11.  Assignment

        Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, except no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or Affiliate in the same holding company system as the assignor, pledgor or transferor, provided, the assignee, pledgee or transferee expressly assumes a nd demonstrates, to the reasonable satisfaction of the non-assigning Party, that it can meet the obligations of the assignor, pledgor or transferor under this Agreement, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity, provided, such transferee expressly assumes, and demonstrates to the reasonable satisfaction of the non-assigning party that it can meet, all the obligations of the assignor, pledgor or transferor under this Agreement.

ARTICLE 12.  Successors and Assigns

        This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assignees.

ARTICLE 13.  Resolution of Disputes

        Subject to Article 8(3), all disputes between the Companies and Supplier resulting from or arising out of performance under this Agreement shall be referred to a senior representative of the Companies with authority to settle, designated by t he Companies, and a senior representative of Supplier with authority to settle, designated by Supplier, for resolution on an informal, face-to-face basis as promptly as practicable. The Parties agree that such informal discussion shall be conducted in good faith. The discussions between such representatives shall be considered "settlement talks" under Rule 403 of the Federal Rules of Evidence or analogous Massachusetts rules or practices and such discussions shall have no evidentiary value provided, however, that either Party may introduce evidence of matters discussed in such settlement talks, if the facts and documents reflecting such matters are discovered or otherwise come into a Party's possession independent of such settlement talks . In the event the designated senior representatives are unable to resolve the dispute within thirty (30) days, or such other period as the Companies and the Supplier may jointly agree upon, such dispute may be submitted to arbitration and resolved in accordance with the arbitration procedure set forth herein if the Companies and Supplier jointly agree to submit it to arbitration. For any dispute or claim arising out of or relating to any charges incurred under this Agreement having a value less than or equivalent to $100,000, such arbitration shall be mandatory. Nothing in this
Article 13 shall prevent the Companies from issuing, pursuant to Sections 1(a) and (3) of Article 8, notice of failure to comply with, observe or perform this Agreement.

        The arbitration shall be conducted before a single neutral arbitrator or arbitrator panel appointed by the Parties. If the Parties agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, that arbitrator shall serve, otherwise the Companies and Supplier shall each choose one arbitrator, who shall serve on a three-member arbitration panel. The two arbitrators so chosen shall within twenty (20) days select a third arbitrator to act as chairman of the arbitration panel. If the two arbitrators are unable to select a third arbitrator, each arbitrator shall select three candidates. A list of the six candidates, along with their resumes, shall be provided in alphabetical order, with no indication of the arbitrator who selected such candidate or the Party who selected the arbitrator who selected such candidate, to the American Arbitration Association ("AAA"), who will select one candidate. If that candidate is unable or unwilling to serve, AAA shall select another candidate. This process will be repeated until a third arbitrator is selected or the list of candidates is exhausted.
If the list of candidates is exhausted, the arbitrators shall submit a new list of candidates and the process set forth above shall be repeated a second time. In all cases, the arbitrator(s) shall be knowledgeable in electric utility matters, including electricity transmission and bulk power issues, and shall not have any current or past substantial business or financial relationships with any Party to the arbitration or any affiliate of such Party.

        Except as otherwise provided herein, the arbitrator(s), shall generally conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. There shall be no formal discovery conducted in connection with the arbitration, except as specifically authorized by a vote of the panel. The Parties shall exchange witness lists and copies of any exhibits that they intend to utilize in their direct presentations at any hearing before the arbitrator (s) at least ten (10) days prior to such hearing, along with any other information or documents specifically requested by the arbitrator(s) prior to the hearing. Unless otherwise agreed, the arbitrator(s) shall render a decision within ninety (90) days of his, her, or their appointment and shall notify the Parties in writing of such decision and the reasons therefor, and shall make an award apportioning the payment of the costs and expenses of arbitration, including panel costs, among the Parties, provided, however, that each Party shall bear the costs and expenses of its own attorneys, expert witnesses and consultants. The arbitrator(s) shall be authorized only to interpret and apply the provisions of this Agreement and shall have no power to amend or modify this Agreement in any manner. The decision of the arbitrator(s) shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction. The decision of the arbitrator(s) may be appealed solely on the grounds that the conduct of the arbitrator(s), or the decision itself, violated the standards required under the Federal Arbitration Act (9 U.S.C.A. Sect. 1 et. al.) and/or The Uniform Arbitration Act, as adopted in Massachusetts (M.G.L. c. 251, Sect. 1 et seq.).

ARTICLE 14.  Interpretation

        The interpretation and performance of this Agreement shall be in accordance with and shall be controlled by the laws of the Commonwealth of Massachusetts, without regard to Massachusetts conflict of law principles.

ARTICLE 15.  Severability of Provisions

        Subject to the provisions of Article 13, a holding by any court having jurisdiction that any provision of this Agreement is invalid or unenforceable shall not result in invalidation or unenforceability of the entire Agreement but all remaining terms shall remain in full force and effect.

ARTICLE 16.  Accounts and Records

        The Companies and Supplier shall keep complete and accurate records of their operations hereunder and shall maintain such data for a period of at least two (2) years after final billing. The Companies and Supplier shall have the right, during normal business hours, to examine and inspect all such records insofar as may be necessary for the purpose of ascertaining the reasonableness and accuracy of all relevant data, estimates or statement of charges associated with service hereunder.

ARTICLE 17.  Limitations on Liability and Indemnification

        Each Party agrees to indemnify, defend, and hold the other Party (including the other Party's affiliated companies, trustees, directors, board members, officers, employees, and agents) harmless from and against any and all damages, costs, claims, liabilities, actions or proceedings arising from or claimed to have arisen from the wrongful acts or omissions of the indemnifying Party's employees or agents, unless caused by an act of negligence or willful misconduct by the indemnified Party (including the Party's affiliated companies, trustees, directors, board members, officers, employees or agents).

        The Parties hereby waive and release the other Party as well as the other Party's affiliated companies, trustees, directors, officers, employees, and agents from any liability, claim, or action arising from damage to its property due to the performance of this Agreement.

        To the fullest extent permissible by law, neither the Companies nor Seller, nor their respective officers, directors, agents, employees, parent or Affiliates, successors or assigns, or their respective officers, directors, agents or employees , successors or assigns, shall be liable to the other party or its parent, subsidiaries, Affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, indirect, special, punitive, multiple or consequential damages (including attorneys' fees or litigation costs) connected with or resulting from performance or non-performance of the Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, Massachusetts General Laws Chapter 93A, statute, operation of law, or any other theory of recovery. The provisions of this
Section 17 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

ARTICLE 18.  Regulation

        (1) This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable state and federal laws, and to all duly promulgated orders and other duly authorized actions of governmental authority having jurisdiction, provided, however, that this Agreement shall not be subject to change through unilateral application under Sections 205 and 206 of the Federal Power Act.

        (2) This Agreement is intended to comply with all NEPOOL Criteria, Rules, and Standards ("Rules"). If, during the term of this Agreement, the Restated NEPOOL Agreement is terminated or amended in a manner that would eliminate or alter a Rule affecting a right or obligation of a Party hereunder, or if such a Rule is eliminated or altered by NEPOOL or the ISO, in a manner which materially affects the costs and obligations to provide Standard Offer Service, the Companies and Supplier s hall meet to determine appropriate compensation to the affected Party. In the event that the Parties are not able to agree on the materiality of the cost or obligations or the amount to be reimbursed, Parties shall attempt to resolve the matter in accordance with
Article 13.

        (3) In the event that the Standard Offer Service or the Terms and Conditions for Suppliers are terminated, amended or replaced by any governmental or regulatory agency having jurisdiction over the provision of Standard Offer Service in a manner which materially increases Supplier's costs or obligations to provide Standard Offer Service or the Companies are prevented from recovering from customers taking Standard Offer Service the cost of electricity provided by Supplier, the Companies and Supplier shall meet to determine appropriate compensation to the negatively impacted Party. In the event that the Parties are not able to agree on the materiality of the increased cost or obligations or the amount to be reimbursed, Parties shall attempt to resolve the matter in accordance with Article 13.

ARTICLE 19.  Notices

        Any notice, demand, or request permitted or required under this Agreement shall be delivered in person or mailed by certified mail, postage prepaid, return receipt requested, or otherwise confirmed receipt, to a Party at the applicable address set forth below:

        To Companies:

        Kevin A. Kirby
        Vice President - Power Supply
        EUA Service Corporation
        P. O. Box 543
        750 West Center Street
        West Bridgewater, MA 02379


        To Supplier:

        NRG Power Marketing Inc.
        1221 Nicollet Mall
        Minneapolis, MN 55403-2445
        Attention:  Craig Mataczynski, President
        Facsimile:  612-373-5430

        With a copy to:

        James Bender, Vice President
        Facsimile:  612-373-5392


        Such addresses may be changed from time to time by written notice by either Party to the other Party.

ARTICLE 20.  Miscellaneous:

        (1) Each Party shall prepare, execute and deliver to the other Party any documents reasonably required to implement any provision hereof.

        (2) Each Party represents to the other that this Agreement and such Party's performance thereof are within the corporate powers of such Party and have been duly authorized by proper corporate action on the part of such Party.

        (3) Any number of counterparts to this Agreement may be executed and each shall have the same force and effect as the original.

        (4) This Agreement shall constitute the entire understanding between the Parties and shall supersede all prior correspondence and understandings pertaining to the subject matter of this Agreement.

        (5) Failure of either Party to enforce any provision of this Agreement or to require performance by the other Party of any of the provisions hereof, shall not be construed as a waiver of such provisions or affect the validity of this Agreement, any part hereof, or the right of either Party to thereafter enforce each and every provision.

        (6) Article and Section headings used throughout this Agreement are for the convenience of the Parties only and are not to be construed as part of this Agreement.

        (7) Nothing in this Agreement shall be construed as creating any relationship between the Parties other than that of independent contractor for the sale and purchase of electricity at wholesale.

        (8) Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of the Companies herein are several and not joint. Each of the Companies share of such rights and obligations shall be determined by the portion of its monthly Standard Offer Service energy requirements represented as a percentage of the Companies' total Standard Offer Service requirement.



        [Remainder of this page intentionally left blank]


        IN WITNESS WHEREOF, Supplier and the Companies have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.


Supplier:               NRG ENERGY POWER MARKETING INC.


                        By:    /s/ Craig Mataczynski
                        Name:  Craig Mataczynski
                        Title:  President


On Behalf of the Companies:


        Blackstone:     BLACKSTONE VALLEY ELECTRIC COMPANY


                        By:    /s/ Kevin A. Kirby
                        Name:  Kevin A. Kirby
                        Title:  Vice President


        Eastern:        EASTERN EDISON COMPANY


                        By: /s/ Kevin A. Kirby
                        Name:  Kevin A. Kirby
                        Title:  Vice President


        Newport:        NEWPORT ELECTRIC CORPORATION


                        By: /s/ Kevin A. Kirby
                        Name:  Kevin A. Kirby
                        Title:  Vice President

        APPENDIX A

        SCHEDULE OF SUPPLIER'S SHARE of STANDARD OFFER SERVICE
        AND
        STANDARD OFFER WHOLESALE PRICE


        TABLE 1

Calendar                        Supplier's Share                Standard
Year                            of Standard                     Offer
                                Offer Service                   Wholesale
                                In Percent                      Price
1998                            29.5980%                        3.2 cents/kWh
1999                            29.5980%                        3.5 cents/kWh
2000                            29.5980%                        3.8 cents/kWh
2001                            29.5980%                        3.8 cents/kWh
2002                            29.5980%                        4.2 cents/kWh
2003                            29.5980%                        4.7 cents/kWh
2004                            29.5980%                        5.1 cents/kWh
*2005                           29.5980%                        5.5 cents/kWh
2006                            29.5980%                        5.9 cents/kWh
2007                            29.5980%                        6.3 cents/kWh
2008                            29.5980%                        6.7 cents/kWh
2009                            29.5980%                        7.1 cents/kWh

* Standard Offer Service for Eastern Edison terminates at 12:00 midnight on February 28, 2005.


        APPENDIX B

        SO REBATE



        Company

        Base Delivered Energy


        Base SO Rebate


Eastern Edison Company

2,619,300 MWh

$895,875


Blackstone Valley Electric Company

1,222,100 MWh

$417,993


Newport Electric Company

544,200 MWh

$186,132




        TABLE OF CONTENTS


ARTICLE 1.  Definitions   2

ARTICLE 2.  Term          4

ARTICLE 3.  Supplier Responsibilities     4

ARTICLE 4.  Estimation of Hourly Loads and Reporting to the ISO   5

ARTICLE 5.  Price         6

ARTICLE 6.  Billing and Payments          7

ARTICLE 7.  Security Provisions   8

ARTICLE 8.  Events of Default, Liability, Relationship of the Companies 10

ARTICLE 9.  Termination  12

ARTICLE 10. Force Majeure        12

ARTICLE 11. Assignment   13

ARTICLE 12. Successors and Assigns       13

ARTICLE 13. Resolution of Disputes       13

ARTICLE 14. Interpretation       15

ARTICLE 15. Severability of Provisions   15

ARTICLE 16. Accounts and Records         15

ARTICLE 17. Limitations on Liability and Indemnification         15

ARTICLE 18. Regulation   16

ARTICLE 19. Notices      16

ARTICLE 20. Miscellaneous:       17


APPENDIX A  SCHEDULE OF SUPPLIER'S SHARE of STANDARD OFFER SERVICE
                   AND STANDARD OFFER WHOLESALE PRICE

APPENDIX B  SO REBATE